QUANTUM HEALTH RESOURCES, INC.


                                       AND


                      U.S. BANK TRUST NATIONAL ASSOCIATION,
                                     Trustee


                               -------------------

                             Supplemental Indenture

                           Dated as of March 15, 2000
                               -------------------


                                       To


                     Indenture, Dated as of October 8, 1993,
           as supplemented and amended by the Supplemental Indenture,
                           Dated as of June 28, 1996,
                   Between Quantum Health Resources, Inc. and
             U.S. Bank Trust National Association (formerly known as
                 First Trust National Association), as Trustee,
             Relating to 4 3/4% Convertible Subordinated Debentures
                               Due October 1, 2000



--------------------------------------------------------------------------------

                             SUPPLEMENTAL INDENTURE


     SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 15, 2000, between Quantum Health Resources, Inc., a Delaware corporation (the "Company"), having its principal office at Two Parkwood Crossing, Suite 500, 310 East 96th Street, Suite 500, Indianapolis, Indiana, 46240, and U.S. Bank Trust National Association (formerly known as First Trust National Association), a Minnesota corporation, as Trustee (the "Trustee").

                             RECITALS OF THE COMPANY


     WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of October 8, 1993 (the "Indenture") (capitalized terms used but not otherwise defined in this Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture), and a Supplemental Indenture, dated as of June 28, 1996 (the "First Supplemental Indenture"); and

     WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $86,250,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Debentures Due October 1, 2000 (the "Debentures"); and

     WHEREAS, pursuant to the First Supplemental Indenture, the Debentures were convertible into the Class B Common Stock, par value $.10 per share ("Class B Common Stock") of Olsten Corporation, a Delaware corporation ("Olsten"); and

     WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee, an Opinion of Counsel and Officers' Certificate, each stating that this Supplemental Indenture complies with the requirements of the Indenture; and

     WHEREAS, pursuant to the Separation Agreement, dated as of August 17, 1999, by and among Olsten, Gentiva Health Services, Inc., a Delaware corporation (formerly known as Aaronco Corp.) ("Gentiva"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"), as amended (the "Separation Agreement"), and the Agreement and Plan of Merger dated as of August 17, 1999, by and among Olsten, Adecco and Staffing Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub"), as amended (the "Merger Agreement"), on the date of the Merger each issued and outstanding share of Olsten's Class B Common Stock, other than shares held by stockholders exercising dissenter's rights under the General Corporation Law of the State of Delaware, will be converted into the right to receive (i) .25 of a share of Gentiva common stock, par value $.10 per share and (ii) either (a) $8.75 in cash, without interest, or (b) 0.12472 of an Adecco American depositary share ("ADS") or (c) a combination of cash and Adecco ADSs; and

     WHEREAS, pursuant to Sections 9.1 and 13.11 of the Indenture, the parties hereto are entering into this Supplemental Indenture to provide that the Holder of each Debenture outstanding at the time of the merger shall have the right thereafter, during the period such Debenture shall be convertible as specified in Section 13.1 of the Indenture, to convert such Debenture only into the kind and amount of securities and cash receivable upon such merger by a holder of the number of shares of Class B Common Stock into which such Debenture might have been converted immediately prior to such merger as if such holder had made a Non-Election (as defined in the Merger Agreement); and

     WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company.

     NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee for the equal and proportionate benefit of all Holders of the Debentures, as follows:

     SECTION 1. Amendment of Certain Sections of Indenture. Subject to the other provisions hereof, the Indenture is hereby amended and supplemented in the following respects:

          (a) Section 13.4 of the Indenture is hereby amended and supplemented by adding the following at the end thereof:

          "(k) From and after the effective time of the merger pursuant to the Merger Agreement dated as of August 17, 1999, as amended, by and among Olsten Corporation, a Delaware corporation ("Olsten"), Gentiva Health Services, Inc. (formerly Aaronco Corp.), a Delaware corporation ("Gentiva"), Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco") and Staffing Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Adecco (the "Merger Agreement"), the Holder of each Debenture then outstanding shall have the right thereafter, during the period such Debenture shall be convertible as specified in Section 13.1, to convert each such Debenture only into (i) the number of shares of Gentiva Health Services Common Stock, par value $.10 per share, and (ii) the amount of (a) Adecco American Depositary Shares ("ADSs") or (b) cash or (c) a combination of cash and Adecco ADSs, in each case into which such Debenture would have been converted if the Debenture was converted into Olsten Class B Stock (as defined in the Merger

     Agreement) immediately prior to such merger and as if such holder had made a Non-Election (as defined in the Merger Agreement), subject to such further adjustments as may be required by the provisions of this Indenture."

     SECTION 2. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture and the First Supplemental Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

     SECTION 3. Indenture and First Supplemental Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture and the First Supplemental Indenture shall remain in full force and effect.

     SECTION 4. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture and the First Supplemental Indenture, and forms a part of the Indenture and the First Supplemental Indenture for all purposes.

     SECTION 5. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of Sections 310 through 317, inclusive, of the Trust Indenture Act, which provision imposes duties on any Person, the applicable provisions of Sections 310 through 317, inclusive, of the Trust Indenture Act shall control.

     SECTION 6. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 7. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     SECTION 8. Benefits of Supplemental Indenture, Etc. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

     SECTION 9. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

     SECTION 10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     SECTION 11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

     SECTION 12. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 13. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.

                             QUANTUM HEALTH RESOURCES, INC.


                             By: /s/ John J. Collura
                                 --------------------------------------
                             Title: Senior Vice President


Attest:


/s/ Patricia C. Ma
-----------------------------
Title:  Senior Vice President

                             U.S. BANK TRUST NATIONAL
                             ASSOCIATION, as Trustee


                              By: /s/ Harry H. Hall
                                  --------------------------------------
                              Title: Vice President


Attest:


/s/ Joe Conte
----------------------------
Title:  Asst. Vice President